Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Form 8-K Current Report filed with the Securities and Exchange Commission of our report dated March 22, 2012, with respect to the balance sheets of The Private Bank of California as of December 31, 2011 and 2010, the related statements of operations, shareholders’ equity, and cash flows for the years then ended, and to the incorporation by reference of such report in the Registration Statement (No. 333-170622) on Form S-3 of First PacTrust Bancorp, Inc.

Laguna Hills, California

December 3, 2012